EC3 Putnam Absolute Return 300 Fund attachment
4/30/10 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		1,326
Class B		55
Class C		624

72DD2 (000s omitted)

Class M		30
Class R		1
Class Y		1,042

73A1

Class A		0.103
Class B		0.074
Class C		0.081

73A2

Class M		0.101
Class R		0.077
Class Y		0.114

74U1 (000s omitted)

Class A		26,937
Class B		1,182
Class C		15,638

74U2 (000s omitted)

Class M		608
Class R		30
Class Y		16,024

74V1

Class A		10.82
Class B		10.77
Class C		10.74

74V2

Class M		10.80
Class R		10.80
Class Y		10.84

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

72 U

The figure entered in response to this question is the amortization of offering costs expense for the period.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.